Exhibit 3.2.1

FIRST AMENDMENT

TO

BY-LAWS

OF

BALLANTYNE OF OMAHA, INC.

The By-Laws of Ballantyne of Omaha, Inc., a Delaware corporation, is hereby amended as follows:

1.             ARTICLE II - BOARD OF DIRECTORS.  The following Section 2A are hereby added to this Article:

“Section 2A.  Chairman of the Board.  The Board of Directors shall elect one of its members as a Chairman.  The Chairman of the Board shall, if present, preside at all meetings of the Board and of the Stockholders. The Chairman of the Board shall keep in close touch with the administration of the affairs of the Corporation. The Chairman of the Board shall also exercise and perform such other powers and duties as may be, from time to time, assigned to him or her by the Board of Directors or prescribed by the By-Laws.”

2.             ARTICLE IV - OFFICERS, Section 1, Generally, is amended to read as follows:

“The officers of the Corporation shall consist of a President, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any number of offices may be held by the same person. The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such officers as may be designated by resolution of the Board.”

3.             ARTICLE IV - OFFICERS, Section 2, Chairman of the Board, is hereby deleted in its entirety.

DATED as of the 12th day of December, 2001.

BALLANTYNE OF OMAHA, INC.

	By:	/s/ John Wilmers
John Wilmers, President

Attest:

/s/ Brad French
Brad French, Secretary

I hereby certify that the above Amendment to the By-Laws of Ballantyne of Omaha, Inc., was approved by the Board of Directors of the corporation at a meeting of the Board held on the 12th day of December, 2001.

DATED at Omaha, Nebraska, this 12th day of December, 2001.

/s/ Brad French
Brad French, Secretary